EXHIBIT 99.1

AMERICAN                                Contact:     Craig Reynolds
HOMESTAR                                             Chief Financial Officer
CORPORATION                                          (281) 334-9702





                       AMERICAN HOMESTAR ANNOUNCES CHANGES
                  IN ITS INVENTORY CREDIT LINE WITH ASSOCIATES


HOUSTON, Texas (June 6, 2003) - American Homestar Corporation today announced that it has amended its inventory financing agreement with Associates Housing Finance, LLC. ("Associates") to allow for a pay-down, using approximately $5.7 million held by the Associates in a restricted cash collateral account. Under the financing agreement, all net cash proceeds from the sale or lease of the Company's idle facilities have been deposited into the cash collateral account and those funds are otherwise unavailable to the Company. Proceeds from the future sale or lease of idle facilities will also be available for further debt reduction, under certain circumstances, at the Company's option. As part of this amendment, maximum borrowings under the inventory credit line were also voluntarily reduced to $12 million.

The inventory credit line originally provided for borrowings of up to $38 million; however, maximum outstanding borrowings peaked at approximately $21 million and have since been significantly reduced as the Company adjusted inventory levels and embarked on new marketing initiatives. After the $5.7 million pay-down, the amount outstanding was approximately $6.8 million.

Craig Reynolds, the Company's Chief Financial Officer, said, "We have an excellent working relationship with the Associates and have been systematically reducing our inventory-related debt over time. We were quite pleased with Associates' decision to allow us to use this otherwise restricted cash to further reduce our debt and related carrying costs. The Company will save approximately $260,000 per year. In addition, given our current size, a $12 million inventory line is more than sufficient at this time."

American Homestar is a Texas-based, regional, vertically integrated, factory-built housing company that produces and sells both modular and HUD-code homes and also provides financing, insurance and transportation services to its customers.

           FOR MORE INFORMATION ABOUT THE COMPANY, VISIT ITS WEBSITE AT
                            WWW.AMERICANHOMESTAR.COM


                                      -END-



                    2450 South Shore Boulevard * Suite 300 *
                    League City, Texas 77573 * (281) 334-9700


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